Exhibit 1

TRUSTEE'S FINAL DISTRIBUTION STATEMENT

To the Holders of:
Callable Zero Coupon Trust Certificates, Series 2002-TVA-1
*CUSIP:	131010AM2

In accordance with the Standard Terms for Trust Agreements, U.S. Bank Trust National Association, as Trustee, submits the following cash basis statement for the period ending May 1, 2007.

INTEREST ACCOUNT

Balance as of March 25, 2002.....	$0.00
Scheduled Income received on securities.....	$0.00
Unscheduled Income received on securities.....	$0.00

LESS:
	Distribution to Certificate Holders.....	-$0.00
	Distribution to Depositor.....	-$0.00
	Distribution to Trustee.....	-$0.00
Balance as of May 1, 2007.....		$0.00

PRINCIPAL ACCOUNT

Balance as of March 25, 2002.....	$0.00
Scheduled Principal received on securities.....	$0.00
Principal portion of May 1, 2007 Call Price received May 1, 2007 upon exercise of Call Warrants by 100% of the holders thereof.....	$133,900,000.00

LESS:
	Distribution of principal to Certificate Holders on May 1, 2007.....	-$133,900,000.00
	Distribution of $500,000,000 face amount of underlying securities to Call Warrants Holder on May 1, 2007.....	-$0.00
Balance as of May 1, 2007.....		$0.00

UNDERLYING SECURITIES HELD AS OF May 1, 2007

Principal Amount	Title of Security

$0	Strips Representing the Principal Amount Payable upon Maturity of Tennessee Valley Authority 6 3/4% Global Power Bonds 1995 Series E due November 1, 2025

	*CUSIP:	88059FAV3

U.S. Bank Trust National Association, as Trustee

*The Trustee shall not be held responsible for the selection or use of the CUSIP numbers nor is any representation made as to its correctness.  It is included solely for the convenience of the Holders.